EXHIBIT 23.1

CONSENT OF PANNELL KERR FORSTER OF TEXAS, P.C, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ALCiS Health, Inc. (the “Company”) pertaining to the Company’s 2004 Stock Option Plan of (a) our report dated June 2, 2006, with respect to the financial statements of ALCiS Health, Inc. included in its Annual Report (Form 10-KSB) for the fiscal year ended March 31, 2006, and in its Form 10SB Registration Statement, as amended, filed with the Securities and Exchange Commission and (b) our report dated October 20, 2005 (except for Note 7 as to which the date is March 31, 2006 and Note 6 as to which the date is June 2, 2006) with respect to the financial statements of ALCiS Health, Inc. included in its Current Report (Form 8-K), as amended, dated April 6, 2006, as filed with the Securities and Exchange Commission.

/s/ Pannell Kerr Forster of Texas, P.C

Houston, Texas

February 16, 2007